As filed with the Securities and Exchange Commission on August 4, 2005.

Registration No. 333-101422

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST- EFFECTIVE AMENDMENT NO. 1

to

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

MARVEL ENTERPRISES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	13-3711775
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or Organization)

417 Fifth Avenue

New York, NY 10016

(Address of Principal Executive Offices)

Marvel Enterprises, Inc. 1998 Stock Incentive Plan

(Full title of the plan)

John N. Turitzin, Esq.

Executive Vice President and General Counsel

Marvel Enterprises, Inc.

417 Fifth Avenue

New York, NY 10016

(Name and Address of Agent for Service)

(212) 576-4000

(Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	5,000,000 (1)	N/A	N/A	N/A (2)
(1)

5,000,000 shares of Common Stock, in addition to the 10,000,000 shares of the Common Stock registered on November 22, 2002 for issuance pursuant to awards under the Marvel Enterprises, Inc. 1998 Stock Incentive Plan, to adjust for the Stock Split (as further described in this Registration Statement).

(2)

The Registrant previously paid a registration fee in connection with the registration of 10,000,000 shares of Common Stock on November 22, 2002 under this Registration Statement. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement is deemed to apply to the additional shares resulting from the Stock Split and no additional fee is required to be paid.

INCORPORATION BY REFERENCE

This Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (this “Post-Effective Amendment No. 1”), filed pursuant to Instruction E of Form S-8, relates to the Registration Statement on Form S-8 (No. 333-101422) of Marvel Enterprises, Inc. (the “Registrant”) filed by the Registrant with the Securities and Exchange Commission (the “SEC”) on November 22, 2002 (the “Registration Statement”). Under the Registration Statement, the Registrant registered 10,000,000 shares of its Common Stock, par value $0.01 per share (the “Common Stock”), to be issued pursuant to grants made under the Registrant’s 1998 Stock Incentive Plan (the “Plan”). The contents of the Registrant’s Registration Statement on Form S-8 (No. 333-101422) are hereby incorporated by reference into this Post-Effective Amendment No. 1.

POST-EFFECTIVE AMENDMENT NO. 1

On March 26, 2004, the Registrant distributed a stock dividend of one share of Common Stock for every two shares of Common Stock issued and outstanding on the record date of March 12, 2004 (the “Stock Split”). This Post-Effective Amendment No. 1 hereby reflects, in accordance with Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”), the change in the amount of securities registered under this Registration Statement, on account of the Stock Split, from 10,000,000 to 15,000,000.

Pursuant to Rule 416(a) under the Securities Act, the Registration Statement also covers an indeterminate number of additional shares of Common Stock with respect to the shares registered hereunder in the event of a future stock split, stock dividend or similar transaction.

Item 8. Exhibits.

See the Exhibit Index on page E-1 for a list of the exhibits being filed with this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 4th day of August, 2005.

MARVEL ENTERPRISES, INC.

By: /s/ Isaac Perlmutter
Name: Isaac Perlmutter
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints John N. Turitzin, Benjamin Dean and David Galluzzi, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including additional post-effective amendments) to this Registration Statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and to file the same, with any and all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Isaac Perlmutter Isaac Perlmutter	Chief Executive Officer and Vice Chairman of the Board of Directors (Principal Executive Officer)	August 4, 2005
/s/ Kenneth P. West Kenneth P. West	Chief Financial Officer (Principal Financial Officer)	August 4, 2005
/s/ Mark D. Plotkin Mark D. Plotkin	Chief Accounting Officer (Principal Accounting Officer)	August 4, 2005
/s/ Morton E. Handel Morton E. Handel	Chairman of the Board of Directors	August 4, 2005

/s/ F. Peter Cuneo F. Peter Cuneo	Vice Chairman of the Board of Directors	August 4, 2005
/s/ Avi Avad Avi Avad	Director	August 4, 2005
/s/ Sid Ganis Sid Ganis	Director	August 4, 2005
/s/ James F. Halpin James F. Halpin	Director	August 4, 2005
/s/ Richard Solar_____ Richard Solar	Director	August 4, 2005

EXHIBIT INDEX

Exhibit No.	Description
*5.1	Opinion of Paul, Hastings, Janofsky & Walker LLP regarding the legality of the Common Stock being registered.
*23.1	Consent of Paul, Hastings, Janofsky & Walker LLP (contained in Exhibit 5.1).
*23.2	Consent of Independent Registered Public Accounting Firm.
*24.1	Power of Attorney (contained in the signature pages hereto).

* Filed herewith